EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, North West
Washington, DC  20549

April 13, 2001

Dear Sir/Madam,

We have read paragraphs one, two, four, five and six of Item 4 included in the Form 8-K dated April 10, 2001 of Collins & Aikman Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  Arthur Andersen LLP

SB/TMS

Copy to:
Mr. Rajesh K. Shah, Executive Vice President and
  Chief Financial Officer of
  Collins & Aikman Corporation